LOYALTY MANAGEMENT GROUP CANADA INC.

- and -

BANK OF MONTREAL

Fourth Amendment

to

Amended and Restated Program Participation Agreement

Dated as of May 23, 2008

FOURTH AMENDMENT TO AMENDED AND RESTATED

PROGRAM PARTICIPATION AGREEMENT

This agreement is made as of May 23, 2008 between LOYALTY MANAGEMENT GROUP CANADA INC. and BANK OF MONTREAL.

RECITALS:

A. The Parties entered into the Amended and Restated Program Participation Agreement made as of November 1, 2003, pursuant to which the Bank participates in the AIR MILES(R) Reward Program operated by LM;

B. The Parties entered in to Amending Agreements made as of March 9, 2004, March 1, 2006 and June 1, 2007;

C. The Parties now wish to further amend the Agreement;

D. Capitalized terms used but not defined herein have the meanings set out in Annex A to the Agreement, and the rules of interpretations set out in Annex A apply to this agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PRE-PAYMENT OF REDEMPTION FEES

1.1 Definitions.

"Buyout Amount" means the sum of the Initial Buyout Amount and the Residual Buyout Amount.

"Initial Buyout Amount" means the amount to be paid by the Bank to LM pursuant to Section 1.4, calculated as shown in Schedule 1.4 hereto.

"Buyout Date" means May 31, 2008.

1.2 Release. The Bank agrees to pay the Buyout Amount to LM in accordance with the provisions of this Article in full and final satisfaction of the amount owing by the Bank to LM on account of the Fees which would be payable if all the BankCard AM outstanding on the Buyout Date were deemed to have been redeemed on such date. LM agrees that payment of the Buyout Amount will fully discharge and satisfy the Bank's obligation to pay the Fees payable upon the redemption of all BankCard AM that are not deemed to have been redeemed prior to the Buyout Date.

1.3 Two Stages. The Buyout Amount will be calculated by LM and paid by the Bank in two stages according to the formula set out in Schedules 1.4 and 1.5. The parties acknowledge that the figures shown in Schedule 1.5 are as of April 30, 2008, which are included to illustrate the calculation.

1.4 First Payment. The Bank will pay to LM the Initial Buyout Amount, plus GST, on May 30, 2008.

1.5 Second Payment. As soon as practicable after the Buyout Date but no later than June 15, 2008, LM will prepare a final statement in the form of Schedule 1.5 hereto showing the actual Buyout Amount as of the close of business on the Buyout Date and the difference between that amount and the Initial Buyout Amount (the "Residual Buyout Amount"). By no later than June 27, 2008, BMO shall pay LM, or LM shall pay BMO, as the case may be, the Residual Buyout Amount, plus GST.

1.6 Method of Payment. The Bank shall ensure that all amounts payable by it hereunder are received by and available to LM in same day funds, not later than 11:00 o'clock a.m. (Toronto time) on the due date, by deposit to such account with the Bank as LM shall specify in writing. LM shall make any payment to the Bank by issuing a credit note for the balance due which the Bank will apply against its next payment.

1.7 Disposition of Funds. LM shall contribute the Initial Buyout Amount and the Residual Buyout Amount, in each case less applicable taxes, to the Reserve Fund maintained by LM in accordance with the provisions of the Redemption Reserve Agreement as soon as practicable (and in any event no more than one Business Day) after receiving such amounts from the Bank.

1.8 Amendment to Reserve Fund Agreements. By no later than May 29, 2008, LM will enter into agreements with RBC Dexia Investor Services Trust, substantially in the form of Schedules 1.8(a) and 1.8(b) hereto, in order to amend (a) the Redemption Reserve Agreement and (b) the Security Agreement.

1.9 Verification. Prior to December 31, 2008, LM will, at the Bank's request, permit a nationally recognized firm of chartered accountants, engaged by the Bank, to have such access to LM's business records as is necessary in order to review LM's business records for the purposes of verifying the calculation of the Buyout Amount. LM shall be entitled to limit the access of any such accounting firm to such information as is strictly required in order for such accounting firm to verify the calculation. LM may require any such accounting firm to enter into a confidentiality agreement with LM (in a form satisfactory to LM acting reasonably) before being permitted to have access to any information or records of LM or relating to the AM Program, which confidentiality agreement may, without limitation, require such accounting firm to hold strictly confidential all information acquired as part of any such access, and not use any such information for any purpose other than for the purpose of providing a report to the Bank of the type contemplated in this Section. The only information that such accounting firm shall be permitted to convey to the Bank shall be a report as to the calculation of the Buyout Amount. Any additional information learned by the Bank from such accounting firm will, without limitation, constitute Confidential Information for the purposes of this Agreement. Such accounting firm shall, at least 10 days prior to providing its report to the Bank, provide a draft of such report to LM, and if LM disagrees with the calculation of the Buyout Amount made by such accounting firm, such accounting firm shall be instructed to, in good faith, consider any additional information LM wishes to provide prior to such accounting firm delivering their final report to the Bank. The Bank shall deliver to LM a copy of the report of such accounting firm promptly following receipt thereof by the Bank. The Bank will pay the fees charged by such accounting firm in respect of such verification unless the verification reveals that the amount determined by LM was overstated by 10% or more, in which case LM will pay the fees charged in respect of that verification. The Parties shall forthwith make any necessary adjustments to the Buyout Amount on a retroactive basis, and in particular, but without limitation, if the amount of the Buyout Amount as so calculated by the accounting firm is greater than the sum of the amounts paid by the Bank pursuant to Sections 1.4 and 1.5, the Bank shall forthwith pay the difference to LM.

ARTICLE 2
CONFIRMATION

2.1 Confirmation. All other terms and conditions of the Agreement, as amended by the Amendment, shall remain in full force and effect except as amended hereby.

IN WITNESS WHEREOF this agreement has been executed by the Parties by their authorized signing officers as of the date first above-mentioned.

LOYALTY MANAGEMENT GROUP CANADA INC.

By: /s/ Bryan A. Pearson

Name: Bryan A. Pearson

Title: President and Chief Executive Officer

Alliance Data Loyalty Services

By: /s/ Bruce Kerr

Name: Bruce Kerr

Title: Senior Vice President & Chief Client Officer

AIR MILES® Reward Program

BANK OF MONTREAL

By: /s/ Mike Kitchen

Name: Mike Kitchen

Title: Senior Vice-President, Card and Retail Payment Services

By: /s/ Maurice Hudon

Name: Maurice Hudon

Title: Senior Executive Vice-President, Personal and Commercial Banking Canada